Exhibit 99.1

FOR IMMEDIATE RELEASE
Investor Relations Contact:
Raphael Gross
203-682-8253
investors@frgi.com

Fiesta Restaurant Group, Inc. Reports Third Quarter 2015 Results
Provides Initial Operating Targets for 2016

ADDISON, Texas - (Business Wire) - Oct. 29, 2015 - Fiesta Restaurant Group, Inc. (“Fiesta” or the “Company”) (NASDAQ: FRGI), parent company of the Pollo Tropical® and Taco Cabana® fast-casual restaurant brands, today reported results for the third quarter 2015, which ended on Sept. 27, 2015. The Company also provided initial operating targets for the 2016 fiscal year ending Jan. 1, 2017.

Highlights of the third quarter 2015 results as compared to the third quarter 2014 include:

•	Total revenues increased 10.8% to $172.1 million;

•
Comparable restaurant sales at Pollo Tropical increased 4.2%, which includes a decrease in comparable guest traffic of 1.0%, largely driven by planned sales cannibalization of existing restaurants as a result of new restaurant openings and excessive rain in Florida;

•
Comparable restaurant sales at Taco Cabana increased 4.8%, which includes a decrease in comparable guest traffic of 0.4%, largely driven by declining breakfast transactions related to nation-wide egg shortages;

•	General and administrative expenses included a pre-tax charge of $0.9 million, or $0.02 per diluted share, resulting from a class action settlement and related legal fees and other costs;

•	Net income decreased $1.2 million to $7.9 million, or $0.30 per diluted share, compared to the prior year period of net income of $9.2 million, or $0.34 per diluted share;

•
Adjusted net income increased $0.2 million to $8.8 million, or $0.33 per diluted share, compared to the prior year period of adjusted net income of $8.6 million, or $0.32 per diluted share (see non-GAAP reconciliation table below); and

•	15 Company-owned restaurants were opened, including 14 Pollo Tropical restaurants and one Taco Cabana restaurant, and two restaurants were closed.

Tim Taft CEO and President of Fiesta Restaurant Group commented, “Both brands had solid quarters, continuing their respective streaks of positive same store sales growth. Pollo Tropical opened a record number of new restaurants with 14 openings in the third quarter. However, transaction counts were not to our usual high standard given excess rain in Florida and reduced breakfast transactions at Taco Cabana due to the consumer response to price increases brought on by higher egg costs related to the avian flu.”

Taft concluded, “We look forward to a promising 2016 given the operating strength of our two brands, marketing initiatives, accelerated new restaurant development, a favorable commodity outlook and our intention to increase our investment in broadcast media to mitigate sales cannibalization as we effectively grow our market share. We remain confident with the fundamentals of our business and our long term strategy.”

Third Quarter 2015 Financial Review

Consolidated Results

Total revenues increased 10.8% to $172.1 million from $155.3 million compared to the prior year period, due primarily to 27 net Company-owned restaurant openings as well as comparable restaurant sales growth of 4.2% at Pollo Tropical and 4.8% at Taco Cabana. Pollo Tropical has generated comparable restaurant sales growth for 24 consecutive quarters while Taco Cabana has generated comparable restaurant sales growth for seven consecutive quarters and 20 of the past 21 quarters.

Cost of sales as a percentage of restaurant sales increased 60 basis points compared to the prior year period due to commodity cost increases including the previously anticipated impact of higher chicken and egg prices and higher discounts. These cost increases were partially offset by price increases, supply chain management initiatives and favorable sales mix related to the implementation of new menu boards at Taco Cabana earlier this year.

Restaurant wages and related expenses as a percentage of restaurant sales were approximately equal to the prior year period, due primarily to the favorable impact of sales increases on fixed costs offset by higher labor costs at new Company-owned restaurants and higher medical costs.

Other restaurant operating expenses as a percentage of restaurant sales improved 30 basis points compared to the prior year period due to lower utility and repair and maintenance expenses partially offset by higher real estate taxes.

General and administrative expenses increased $2.4 million to $14.3 million compared to the prior year period due primarily to a legal settlement and continued investments in human capital and training to support the increasing pace of Pollo Tropical restaurant development in new markets. The increase in expenses included a pre-tax charge of $0.9 million related to settlement of a class action litigation that alleged violations of the Telephone Consumer Protection Act in December 2010 and January 2011. The charge is comprised of the estimated settlement amount and related legal fees and other costs incurred in connection with the litigation during the third quarter 2015. Additionally, in the prior year period, general and administrative expenses included a benefit of $0.5 million as a settlement in a litigation matter. As a percentage of revenues, general and administrative expenses were 70 basis points higher than the prior year period. Excluding the impact of the class action settlement and related legal fees and other costs during the third quarter 2015 and the litigation settlement in the prior year period, general and administrative expenses as a percentage of revenues would have been approximately 30 basis points better than the prior year period.

Impairment and other lease charges of $0.4 million in the third quarter 2015 primarily resulted from a previously disclosed decision to relocate a Pollo Tropical restaurant to a superior site in the same trade area.

Other income of $0.2 million includes expected business interruption insurance proceeds related to a Pollo Tropical location that was temporarily closed due to a fire. In the prior year period, other income of $0.6 million primarily consisted of a gain from a real estate condemnation award resulting from an eminent domain proceeding related to a Taco Cabana restaurant that closed during the third quarter 2014.

Interest expense was approximately equal to the prior year period.

The provision for income taxes was derived using an estimated annual effective tax rate for 2015 of 37.8% which was slightly lower than the prior year period estimated annual effective tax rate of 38.3%.

Net income decreased $1.2 million to $7.9 million, or $0.30 per diluted share, compared to net income of $9.2 million, or $0.34 per diluted share, in the prior year period.

Adjusted net income increased $0.2 million to $8.8 million, or $0.33 per diluted share, compared to the prior year period of adjusted net income of $8.6 million, or $0.32 per diluted share (see non-GAAP reconciliation table below).

Brand Results

Pollo Tropical restaurant sales increased 17.4% to $91.4 million compared to the prior year period due to 30 net Company-owned restaurant openings and a comparable restaurant sales increase of 4.2%. The growth in comparable restaurant sales resulted from a 5.2% increase in average check, partially offset by a 1.0% decrease in comparable guest traffic. Comparable restaurant sales growth was negatively impacted by almost one and a half percentage points due to comparable restaurant sales cannibalization of existing restaurants as a result of new restaurant openings and approximately one percentage point due to rain in Florida. Average check was primarily driven by menu price increases that positively impacted restaurant sales by 5.4%. This is the 24th consecutive quarter the brand has delivered comparable restaurant sales growth. On a two-year basis, quarterly comparable restaurant sales grew 10.1%. Adjusted EBITDA for Pollo Tropical, a non-GAAP financial measure, was $12.1 million in both 2014 and 2015 (see non-GAAP reconciliation table below). Excluding the $0.9 million impact of the class action settlement and related legal fees and other costs during the third quarter 2015 and the brand allocation of the litigation settlement of $0.3 million in the prior year period, Adjusted EBITDA would have increased 10.5% to $13.1 million.

Taco Cabana restaurant sales increased 4.3% to $80.0 million compared to the prior year period due to a 4.8% increase in comparable restaurant sales, net of restaurant closures. The increase in comparable restaurant sales resulted from a 5.2% increase in average check partially offset by a 0.4% decrease in comparable guest traffic. Average check was driven by menu price increases that positively impacted restaurant sales by 4.3%, including an increase to offset the increased cost of eggs driven by the nationwide egg shortage resulting from the "avian" flu, and a favorable shift in sales mix due to the new menu board implementation earlier this year, partially offset by higher promotional discounts. Comparable restaurant sales growth was negatively impacted approximately one percentage point due to a decline in breakfast transactions as customers responded to the egg-related price increase. This is the seventh consecutive quarter and 20th out of the past 21 quarters the brand has delivered comparable restaurant sales growth. On a two-year basis, quarterly comparable restaurant sales grew 8.3%. Adjusted EBITDA for Taco Cabana, a non-GAAP financial measure, increased 1.0% to $9.9 million compared to the prior year period (see non-GAAP reconciliation table below). Excluding the brand allocation of the litigation settlement of $0.3 million in the prior year period, Adjusted EBITDA would have increased 3.8% to $9.9 million.

Restaurant Development

During the third quarter 2015, Fiesta opened 14 Company-owned Pollo Tropical restaurants with two in Tennessee, three in Georgia, four in Texas and five in Florida. The Company closed one Pollo Tropical restaurant in the same trade area where it opened a new restaurant at a superior site.

During the third quarter 2015, one Company-owned Taco Cabana restaurant opened in Texas. In addition, Fiesta is in the process of converting its Cabana Grill restaurant outside of Atlanta, Georgia into a Pollo Tropical restaurant, which will result in a total of 11 Pollo Tropical restaurants in the Atlanta DMA by the end of the 2015 fiscal year. The Company will continue to test its non-24 hour format of Taco Cabana under the Cabana Grill® logo in Jacksonville, Florida.

As of September 27, 2015, Fiesta had 149 owned and operated Pollo Tropical restaurants and 163 owned and operated Taco Cabana restaurants (including one Cabana Grill® restaurant) and 35 franchised Pollo Tropical restaurants in the U.S., Puerto Rico, the Bahamas, Ecuador, Guatemala, Honduras, Panama, Trinidad & Tobago and Venezuela and six franchised Taco Cabana restaurants in the U.S.

2016 Initial Operating Targets

The Company is providing the following 2016 fiscal year initial operating targets:

•	Low- to mid-single-digit comparable restaurant sales growth at both Pollo Tropical and Taco Cabana with modest price increases;

•	As a percentage of restaurant sales, cost of sales is expected to decrease by 100 to 150 basis points to approximately 30% to 31%;

•	General and administrative expenses of approximately $60 million to $62 million;

•
An effective tax rate of approximately 37% to 39% assuming the Work Opportunity Tax Credit is not renewed or, if the tax credit is renewed, Fiesta expects an improvement to its effective tax rate of approximately 100 basis points;

•
40 to 44 Company-owned restaurant openings including up to four new Taco Cabana restaurants and the balance being Pollo Tropical restaurants, with one anticipated Pollo Tropical restaurant closure; and

•	Capital expenditures between $95 million and $110 million.

The 2016 fiscal year ending Jan. 1, 2017 will contain 52 weeks compared to the 2015 fiscal year ending Jan. 3, 2016 which contains 53 weeks.

Investor Conference Call Today

Fiesta will host a conference call to review third quarter 2015 results today at 4:30 p.m. ET. Hosting the call will be President and Chief Executive Officer Tim Taft and Senior Vice President and Chief Financial Officer Lynn Schweinfurth.

The conference call can be accessed live over the phone domestically at 877-407-0789 or internationally at 201-689-8562. A replay will be available after the call until Thursday, Nov. 5, 2015, and can be accessed domestically by dialing 877-870-5176 or for internationally at 858-384-5517. The passcode is 13621923.

The conference call will also be webcast live from the corporate website at www.frgi.com, under the investor relations section. A replay of the webcast will be available through the corporate website shortly after the call has concluded.

About Fiesta Restaurant Group, Inc.

Fiesta Restaurant Group, Inc. is the parent company of the Pollo Tropical and Taco Cabana restaurant brands. The brands specialize in the operation of fast-casual, ethnic restaurants that offer distinct and unique Caribbean and Mexican inspired flavors with broad appeal at a compelling value. The brands feature made-from-scratch cooking, fresh salsa bars, drive-thru service and catering. For more information about Fiesta Restaurant Group, Inc., visit the corporate website at www.frgi.com.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent Fiesta's expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words "may," "might," "believes," "thinks," "anticipates," "plans," "expects," "intends" or similar expressions. In addition, expressions of Fiesta's strategies, intentions or plans, are also forward-looking statements. Such statements reflect management's current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond Fiesta's control. Investors are referred to the full discussion of risks and uncertainties as included in Fiesta's filings with the Securities and Exchange Commission.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
THREE AND NINE MONTHS ENDED SEPTEMBER 27, 2015 AND SEPTEMBER 28, 2014
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	Three months ended (a)		Nine months ended (a)
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014

Revenues:
Restaurant sales	$171,469	$154,643	$505,795	$452,983
Franchise royalty revenues and fees	636	655	2,085	1,936
Total revenues	172,105	155,298	507,880	454,919
Costs and expenses:
Cost of sales	55,409	48,980	160,755	143,469
Restaurant wages and related expenses (b)	44,183	39,824	127,156	115,446
Restaurant rent expense	8,396	7,314	24,451	21,892
Other restaurant operating expenses	22,511	20,686	63,732	58,037
Advertising expense	4,831	4,180	15,529	14,275
General and administrative expenses (b)(c)	14,259	11,845	41,647	36,128
Depreciation and amortization	7,596	6,038	21,844	16,961
Pre-opening costs	1,689	1,427	3,851	3,298
Impairment and other lease charges	387	183	481	200
Other (income) expense (d)	(165)	(552)	(679)	(558)
Total operating expenses	159,096	139,925	458,767	409,148
Income from operations	13,009	15,373	49,113	45,771
Interest expense	493	536	1,345	1,707
Income before income taxes	12,516	14,837	47,768	44,064
Provision for income taxes	4,571	5,682	18,073	16,876
Net income	$7,945	$9,155	$29,695	$27,188
Basic net income per share	$0.30	$0.34	$1.11	$1.02
Diluted net income per share	$0.30	$0.34	$1.11	$1.02
Basic weighted average common shares outstanding	26,557,940	26,344,102	26,494,599	26,272,322
Diluted weighted average common shares outstanding	26,565,575	26,347,326	26,501,951	26,273,584

(a) The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. The three and nine month periods ended September 27, 2015 and September 28, 2014 each included 13 and 39 weeks, respectively.

(b) Restaurant wages and related expenses include stock-based compensation expense of $40 and $20 for the three month periods ended September 27, 2015 and September 28, 2014, respectively, and $147 and $50 for the nine month periods ended September 27, 2015 and September 28, 2014, respectively. General and administrative expenses include stock-based compensation expense of $1,127 and $812 for the three month periods ended September 27, 2015 and September 28, 2014, respectively, and $3,056 and $2,582 for the nine month periods ended September 27, 2015 and September 28, 2014, respectively.

(c) General and administrative expenses for the three and nine months ended September 27, 2015 include $950 and $1,129, respectively, related to a class action litigation. These amounts include legal fees and other costs, including estimated settlement charges, associated with the class action litigation. General and administrative expenses for the three and nine months ended September 28, 2014 include the benefit of a $536 payment received as a settlement of a litigation matter.

(d) Other (income) expense for the three months ended September 27, 2015 primarily includes expected business interruption insurance proceeds related to a Pollo Tropical location that was temporarily closed due to a fire, and for the nine months ended September 27, 2015 also includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of the lease as a result of an eminent domain proceeding. Other (income) expense for the three and nine months ended September 28, 2014 primarily consisted of a gain from a condemnation award resulting from an eminent domain proceeding related to a location that closed in the third quarter of 2014.

FIESTA RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands of dollars, except share and per share amounts)
(Unaudited)

	September 27, 2015	December 28, 2014

Assets
Cash	$972	$5,087
Other current assets	24,752	23,018
Property and equipment, net	237,611	191,371
Goodwill	123,484	123,484
Deferred income taxes	8,829	11,055
Deferred financing costs, net	1,002	1,233
Other assets	2,616	2,708
Total assets	$399,266	$357,956

Liabilities and Stockholders' Equity
Current liabilities	$44,081	$39,423
Long-term debt, net of current portion	68,732	67,264
Lease financing obligations	1,662	1,660
Deferred income sale-leaseback of real estate	30,990	34,079
Other liabilities	19,789	15,943
Total liabilities	165,254	158,369
Stockholders' equity	234,012	199,587
Total liabilities and stockholders' equity	$399,266	$357,956

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
Segment revenues:
Pollo Tropical	$91,908	$78,407	$269,524	$226,046
Taco Cabana	80,197	76,891	238,356	228,873
Total revenues	$172,105	$155,298	$507,880	$454,919

Change in comparable restaurant sales (a):
Pollo Tropical	4.2%	5.9%	5.0%	6.3%
Taco Cabana	4.8%	3.5%	4.8%	2.4%

Average sales per Company-owned restaurant:
Pollo Tropical
Comparable restaurants (b)	$708	$710	$2,173	$2,158
New restaurants (c)	473	558	1,474	1,589
Total company-owned (d)	642	678	1,998	2,056
Taco Cabana
Comparable restaurants (b)	$496	$468	$1,462	$1,391
New restaurants (c)	349	388	1,051	1,207
Total company-owned (d)	492	464	1,449	1,381

Income before income taxes:
Pollo Tropical	$6,567	$8,146	$29,065	$28,530
Taco Cabana	5,949	6,691	18,703	15,534

Adjusted EBITDA (e):
Pollo Tropical	$12,120	$12,100	$43,993	$39,202
Taco Cabana	9,874	9,774	29,969	25,804

Restaurant-Level Adjusted EBITDA (e):
Pollo Tropical	$21,072	$19,017	$68,223	$58,351
Taco Cabana	15,107	14,662	46,096	41,563

(a) Restaurants are included in comparable restaurant sales after they have been open for 18 months.

(b) Comparable restaurants are restaurants that have been open for 18 months or longer. Average sales for comparable Company-owned restaurants are derived by dividing comparable restaurant sales for such period for the applicable segment by the average number of comparable restaurants for the applicable segment for such period.

(c) New restaurants are restaurants that have been open for less than 18 months. Average sales for new Company-owned restaurants are derived by dividing new restaurant sales for such period for the applicable segment by the average number of new restaurants for the applicable segment for such period.

(d) Average sales for total Company-owned restaurants are derived by dividing restaurant sales for such period for the applicable segment by the average number of open restaurants for the applicable segment for such period.

(e) Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Please see the reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income in the table titled "Supplemental Non-GAAP Information" on the last page of this release.

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental data for the periods indicated:

	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014

Company-owned restaurant openings:
Pollo Tropical	14	7	26	17
Taco Cabana	1	2	2	3
Total new restaurant openings	15	9	28	20

Company-owned restaurant closings:
Pollo Tropical	(1)	—	(1)	—
Taco Cabana	(1)	(2)	(6)	(2)
Net change in restaurants	13	7	21	18

Number of Company-owned restaurants:
Pollo Tropical	149	119	149	119
Taco Cabana	163	166	163	166
Total Company-owned restaurants	312	285	312	285

Number of franchised restaurants:
Pollo Tropical	35	36	35	36
Taco Cabana	6	7	6	7
Total franchised restaurants	41	43	41	43

Total number of restaurants:
Pollo Tropical	184	155	184	155
Taco Cabana	169	173	169	173
Total restaurants	353	328	353	328

FIESTA RESTAURANT GROUP, INC.
Supplemental Information
The following table sets forth certain unaudited supplemental financial and other data for the periods indicated
(In thousands, except percentages):

	Three months ended
	September 27, 2015		September 28, 2014
		(a)		(a)
Pollo Tropical:
Restaurant sales	$91,440		$77,887
Cost of sales	31,054	34.0%	25,939	33.3%
Restaurant wages and related expenses	20,984	22.9%	17,681	22.7%
Restaurant rent expense	4,158	4.5%	3,051	3.9%
Other restaurant operating expenses	11,741	12.8%	10,110	13.0%
Advertising expense	2,448	2.7%	2,097	2.7%
Depreciation and amortization	4,504	4.9%	3,104	4.0%
Pre-opening costs	1,597	1.7%	1,318	1.7%
Impairment and other lease charges	387	0.4%	183	0.2%

Taco Cabana:
Restaurant sales	$80,029		$76,756
Cost of sales	24,355	30.4%	23,041	30.0%
Restaurant wages and related expenses	23,199	29.0%	22,143	28.8%
Restaurant rent expense	4,238	5.3%	4,263	5.6%
Other restaurant operating expenses	10,770	13.5%	10,576	13.8%
Advertising expense	2,383	3.0%	2,083	2.7%
Depreciation and amortization	3,092	3.9%	2,934	3.8%
Pre-opening costs	92	0.1%	109	0.1%
Impairment and other lease charges	—	—%	—	—%

	Nine months ended
	September 27, 2015		September 28, 2014
		(a)		(a)
Pollo Tropical:
Restaurant sales	$267,898		$224,496
Cost of sales	89,687	33.5%	74,151	33.0%
Restaurant wages and related expenses	58,989	22.0%	49,369	22.0%
Restaurant rent expense	11,627	4.3%	9,039	4.0%
Other restaurant operating expenses	32,723	12.2%	27,909	12.4%
Advertising expense	6,710	2.5%	5,698	2.5%
Depreciation and amortization	12,583	4.7%	8,431	3.8%
Pre-opening costs	3,611	1.3%	2,819	1.3%
Impairment and other lease charges	387	0.1%	113	0.1%

Taco Cabana:
Restaurant sales	$237,897		$228,487
Cost of sales	71,068	29.9%	69,318	30.3%
Restaurant wages and related expenses	68,167	28.7%	66,077	28.9%
Restaurant rent expense	12,824	5.4%	12,853	5.6%
Other restaurant operating expenses	31,009	13.0%	30,128	13.2%
Advertising expense	8,819	3.7%	8,577	3.8%
Depreciation and amortization	9,261	3.9%	8,530	3.7%
Pre-opening costs	240	0.1%	479	0.2%
Impairment and other lease charges	94	—%	87	—%

(a) Percent of restaurant sales for the applicable segment.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted EBITDA and Restaurant-Level Adjusted EBITDA are non-GAAP financial measures. Adjusted EBITDA is defined as earnings before interest, income taxes, depreciation and amortization, impairment and other lease charges, stock-based compensation expense and other income and expense. Adjusted EBITDA for each of our segments includes an allocation of general and administrative expenses associated with administrative support for executive management, information systems and certain accounting, legal, supply chain, development and other administrative functions. Restaurant-Level Adjusted EBITDA is defined as Adjusted EBITDA excluding franchise royalty revenues and fees, pre-opening costs and general and administrative expenses (including corporate-level general and administrative expenses).

Adjusted EBITDA for each of our segments is a measure of segment profit or loss used by our chief operating decision maker for purposes of allocating resources to our segments and assessing their performance. In addition, management believes that Adjusted EBITDA and Restaurant-Level Adjusted EBITDA, when viewed with our results of operations calculated in accordance with GAAP and our reconciliation of Restaurant-Level Adjusted EBITDA and Adjusted EBITDA to net income (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly, should not be considered as alternatives to net income or cash flow from operating activities as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)		(unaudited)
	Three months ended		Nine months ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014

Restaurant-Level Adjusted EBITDA:
Pollo Tropical	$21,072	$19,017	$68,223	$58,351
Taco Cabana	15,107	14,662	46,096	41,563
Consolidated	36,179	33,679	114,319	99,914
Add:
Franchise royalty revenue and fees	636	655	2,085	1,936
Less:
Pre-opening costs	1,689	1,427	3,851	3,298
General and administrative (excluding stock-based compensation expense of $1,127, $812, $3,056 and $2,582, respectively)	13,132	11,033	38,591	33,546
Adjusted EBITDA (a):
Pollo Tropical	12,120	12,100	43,993	39,202
Taco Cabana	9,874	9,774	29,969	25,804
Consolidated	21,994	21,874	73,962	65,006
Less:
Depreciation and amortization	7,596	6,038	21,844	16,961
Impairment and other lease charges	387	183	481	200
Interest expense	493	536	1,345	1,707
Provision for income taxes	4,571	5,682	18,073	16,876
Stock-based compensation expense	1,167	832	3,203	2,632
Other (income) expense	(165)	(552)	(679)	(558)
Net income	$7,945	$9,155	$29,695	$27,188

(a) Adjusted EBITDA for Pollo Tropical for the three and nine months ended September 27, 2015 includes $950 and $1,129, respectively, of legal fees and other costs, including estimated settlement charges, associated with a class action litigation. Adjusted EBITDA for the three and nine months ended September 28, 2014 includes the benefit of a $536 payment received as settlement of a litigation matter, of which $276 was allocated to Pollo Tropical and $260 was allocated to Taco Cabana.

FIESTA RESTAURANT GROUP, INC.
Supplemental Non-GAAP Information
The following table sets forth certain unaudited supplemental financial data for the periods indicated
(In thousands):

Adjusted net income and related adjusted earnings per share are non-GAAP financial measures. Adjusted net income is defined as net income before impairment and other lease charges, gain on condemnation and legal settlements and related costs. Management believes that adjusted net income and related adjusted earnings per diluted share, when viewed with our results of operations calculated in accordance with GAAP (i) provide useful information about our operating performance and period-over-period growth, (ii) provide additional information that is useful for evaluating the operating performance of our business, and (iii) permit investors to gain an understanding of the factors and trends affecting our ongoing earnings, from which capital investments are made and debt is serviced. However, such measures are not measures of financial performance or liquidity under GAAP and, accordingly should not be considered as alternatives to net income or net income per share as indicators of operating performance or liquidity. Also these measures may not be comparable to similarly titled captions of other companies.

	(unaudited)
	Three months ended				Nine months ended
	September 27, 2015		September 28, 2014		September 27, 2015		September 28, 2014
	$	EPS	$	EPS	$	EPS	$	EPS
Net income	$7,945	$0.30	$9,155	$0.34	$29,695	$1.11	$27,188	$1.02
Add (each net of tax effect):
Impairment and other lease charges (a)	241	0.01	113	—	299	0.01	123	—
Gain on condemnation (b)	(7)	—	(341)	(0.01)	(242)	(0.01)	(341)	(0.01)
Legal settlements and related costs (c)	591	0.02	(331)	(0.01)	702	0.03	(331)	(0.01)
Adjusted net income	$8,770	$0.33	$8,596	$0.32	$30,454	$1.14	$26,639	$1.00

(a) Impairment and other lease charges for the three and nine months ended September 27, 2015 primarily include a charge related to the closure of a Pollo Tropical restaurant before the end of its lease term and a charge related to a previously closed Pollo Tropical location, and for the nine months ended September 27, 2015 also include charges for Taco Cabana locations that have closed. Impairment and other lease charges for the three and nine months ended September 28, 2014 include a charge related to the decision to close a Pollo Tropical before the end of its lease term and recoveries of additional sublease income related to a previously closed Pollo Tropical location. Impairment and other lease charges for each period are presented net of taxes of $146, $70, $182 and $77 for the three months ended September 27, 2015 and September 28, 2014 and the nine months ended September 27, 2015 and September 28, 2014, respectively.

(b) Gain on condemnation for the nine months ended September 27, 2015 primarily includes a previously deferred gain from a sale-leaseback transaction that was recognized upon termination of the lease. Gain on condemnation for the three and nine months ended September 28, 2014, includes a gain from a condemnation award resulting from an eminent domain proceeding. Gain on condemnation for each period is presented net of taxes of $(4), $(211), $(147) and $(211) for the three months ended September 27, 2015 and September 28, 2014 and the nine months ended September 27, 2015 and September 28, 2014, respectively.

(c) Legal settlements and related costs for the three and nine months ended September 27, 2015 include legal fees and other costs, including estimated settlement charges, associated with a class action litigation. For the three and nine months ended September 28, 2014, legal settlements and related costs include the benefit of a payment received as a settlement of a litigation matter. Legal settlements and related costs for each period is presented net of taxes of $359, $(205), $427 and $(205) for the three months ended September 27, 2015 and September 28, 2014 and the nine months ended September 27, 2015 and September 28, 2014, respectively.